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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  July 16, 2002

                         THE COLONIAL BANCGROUP, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                1-13508              63-0661573
     (State of Incorporation) (Commission File No.) (IRS Employer I.D. No.)

                     Colonial Financial Center, Suite 800
                One Commerce Street, Montgomery, Alabama  36104
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            (Address of Principal Executive Office)      (Zip code)

       Registrant's telephone number, including area code:  334-240-5000

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Item 9.  Regulation FD Disclosure

   Information regarding the Registrant's earnings results for the quarter ended June 30, 2002 is furnished herein as Regulation F-D Disclosure.

   As additional Regulation F-D Disclosure, the Registrant furnishes the press release referenced as Exhibit No. 99.1.


Exhibit No.    Document Description
-----------    --------------------

   99.1        Press Release Announcing Record Earnings


                                  Signatures

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by this undersigned hereunto duly authorized.

                                                   THE COLONIAL BANCGROUP, INC.
                                                   ----------------------------
                                                   (Registrant)



                                                   /s/  W. FLAKE OAKLEY, IV
                     Date: July 16, 2002           ----------------------------
                                                   BY: W. Flake Oakley
                                                   ITS: Chief Financial Officer

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For more information contact:                                      July 16, 2002

Investors:                                             Media:
Lisa Free (334) 240-5105                               Bob Howell (334) 240-5025
Flake Oakley (334) 240-5061



                          COLONIAL BANCGROUP ANNOUNCES
                               RECORD 2nd QUARTER

         MONTGOMERY, AL --- The Colonial BancGroup, Inc. Chairman and CEO, Robert E. Lowder, announced today record earnings for the second quarter ended June 30, 2002 of $36.1 million or $0.30 per share. This represents an 18% increase in earnings and a 15% increase in diluted earnings per share over the second quarter of 2001.

        Return on average assets was 1.08% and return on average equity was 14.78% for the quarter. Cash basis return on average tangible assets was 1.12% and cash basis return on average tangible equity was 18.74%.

     For the six months ended June 30, 2002 net income was $70.2 million, an 18% increase over the same period in 2001, translating into $0.59 per share for the six months ended June 30, 2002, a 14% increase over earnings per share in the same period of 2001.

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         Asset quality remains very good and has improved over the first quarter of 2002, with nonperforming assets totaling $62.4 million or 0.60% of loans and other real estate. This compares with $67.3 million or 0.66% of loans and other real estate at March 31, 2002. Annualized net charge-offs were 0.19% of average loans for the second quarter of 2002 and 0.22% for the year to date. "We believe these asset quality statistics again will be among the best for banks with over $10 billion in assets," said Mr. Lowder. Loan provision expense for the quarter was $8.5 million compared to $7.5 million in the second quarter of 2001 and $9.5 million in the first quarter of 2002.

         Loan balances increased $134 million from March 31, 2002 to June 30, 2002. Colonial's regional bank loans increased $110 million and volume in Colonial's mortgage warehouse unit increased $55 million. These increases were partially offset by a decrease of $31 million in the bank's single family real estate portfolio of mostly adjustable rate mortgage loans.

         "We continue to focus on our strengths, lending to solid customers with sound collateral, primarily real estate. As a result of that strategy we reported for this quarter the best earnings in the company's history. We believe the investments we are making in expanding our existing markets, improving technology and delivery systems and enhancing our products will continue to build on that sound earnings basis," said Mr. Lowder.

         Core (non-time) deposits continue to increase, reflecting Colonial's emphasis on building customer relationships in its growth markets. Average core deposits increased $265 million or 27%, annualized, in the second quarter of 2002 compared to the first

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quarter 2002 and $587 million or 16%, compared to the second quarter of 2001.
Included in these increases were approximately $220 million in non-time deposits from the First Mercantile acquisition in the Texas market completed on March 28, 2002. Colonial's Florida markets continue to provide the strongest growth with core deposits increasing 19%, annualized, from the first quarter of 2002, and 20%, annualized, from the second quarter of 2001.

         Total noninterest income, excluding security gains, increased $1.3 million or 6% in the second quarter of 2002 compared to the same period in 2001. The principal areas of increase include mortgage origination income up $809,000 or 39%, electronic banking services up $479,000 or 29%, cash management services up $169,000 or 24% and wealth management services up $152,000 or 7%. Noninterest expenses were $76.4 million in the current quarter compared to $71.8 million in the second quarter of 2001, reflecting the Company's continued investment in retail banking and information technology. This increase also includes approximately $2.7 million in additional operating expenses from the First Mercantile acquisition. The efficiency ratio continued to improve to 54.55% from 56.53% in the second quarter of 2001.

         During the quarter Colonial announced the signing of a definitive agreement to acquire Palm Beach National Holding Company with approximately $356 million in assets and eight branch locations in Palm Beach County, Florida, in a stock for stock transaction valued at approximately $105.5 million.

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         Colonial BancGroup currently operates 269 offices with $13.7 billion in assets in Alabama, Florida, Georgia, Nevada, Tennessee and Texas and is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

         More detailed information on Colonial BancGroup's quarterly earnings is available on the company's website at www.colonialbank.com or in the Current
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Report on Form 8-K filed today with the Securities and Exchange Commission.
Copies of the Form 8-K are also available from the contact persons listed above.

         This release and the above referenced Current Report on Form 8-K of which this release forms a part contain "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities; (i) an inability of the company to realize elements of its strategic plans for 2002 and beyond; (ii) increases in competitive pressure in the banking industry; (iii) general economic conditions, either nationally or regionally, that are less favorable than expected; (iv)and changes which may occur in the regulatory environment. When used in this Report, the words "believes," "estimates,", "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries) or its management are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. BancGroup does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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